Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. REPORTS THIRD QUARTER, NINE-MONTH
2009 FINANCIAL RESULTS

Costa Mesa, Calif.–October 27, 2009–Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the third quarter and nine months ended September 30, 2009.

Sales for the third quarter 2009 were $108.0 million, compared with $167.7 million in third quarter 2008. Net income for the three months ended September 30, 2009 was $4.9 million, or $0.19 per fully diluted share. The net income for the third quarter 2009 included a pre-tax charge for losses on auction rate securities of $1.8 million that reduced earnings per share by approximately $0.07.

The Company is adjusting its guidance for the full fiscal year 2009 from $.70 per fully diluted share to approximately $.60 per fully diluted share and from sales of $420 to $440 million to sales of $410 to $415 million. The forward looking estimated fully diluted earnings per share guidance does not include the impact of the total restructuring and impairment pre-tax charges for all of 2009, which are estimated to be approximately $0.55 per fully diluted share.

Gross profit margin was 26.5% of net sales in the third quarter 2009 compared to 39.7% in the same period in 2008. The provision for income taxes was 22.4% in third quarter 2009, compared to a provision for income taxes of 36.1% in the same period in 2008.

Sales for the nine months ended September 30, 2009 were $303.0 million, compared with $541.3 million in the same period last year. Net loss for the nine months ended September 30, 2009 was $5.6 million, or $0.22 per fully diluted share. The loss included charges for restructuring and impairment that had a negative impact by reducing fully diluted earnings per share by approximately $0.51 for the nine months ended September 30, 2009. The charges for restructuring and impairment totaled $17.3 million during the nine months ended September 30, 2009 which included a pre-tax $11.9 million restructuring charge for the closure of its plant in Bazet, France and other severance expenses, a non-cash pre-tax impairment charge of $3.8 million to write down the value of goodwill of its Ceradyne Canada reporting unit to reflect the current industry and economic environment and accelerated depreciation of $1.6 million resulting from a revision of the estimated useful lives of certain assets.

Gross profit margin was 24.8% of net sales in the nine months ended September 30, 2009 compared to 39.5% in the same period in 2008. The provision for income taxes was 9.7% in the nine months ended September 30, 2009, compared to a provision for income taxes of 36.2% in the same period in 2008.

New orders for the three months ended September 30, 2009 were $100.5 million, compared to $119.4 million for the same period last year. For the nine months ended September 30, 2009, new orders were $330.6 million, compared to $476.6 million for the comparable period last year.

Total backlog as of September 30, 2009 was $156.3 million, compared to total backlog at September 30, 2008 of $174.9 million.

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented: “Our target of a balanced advanced technical ceramic company with sales approximately equally divided between defense and non-defense markets has been achieved in 2009 with defense sales of about 52% of the Company’s total. As we look forward to 2010, again we see significant opportunities in the non-defense sector, particularly in solar energy, aluminum smelting, oil and gas drilling, and certain novel, entirely new applications of our materials used in the manufacturing of glass and automobile-related components.

“Although lightweight ceramic body armor programs declined significantly in 2009, we believe that in 2010 body armor along with other defense programs will reach a sustainable level. Future defense opportunities include a new lighter weight generation of body armor, body armor for our Allies, vehicle armor components for U.S. as well as European vehicle manufacturers, and potential new business for our recently acquired military helmet operation. We are also more actively evaluating non-defense opportunities in China.

“Recent examples of our progress towards 2010 product and market objectives include:

•
A recently completed successful oil and gas drilling event in which Ceradyne’s proprietary ceramic bearing allowed the drilling of a directional hole through a difficult Texas formation without removing the drill and changing the bearing. We believe this bearing is the beginning of a series of proprietary ceramic bearing products for oil and gas drilling.

•
Our ESK Ceramics subsidiary received its first order for its newly developed oil/particle separator designed for removing hard erosive particles from the oil in offshore applications, particularly in the North Sea. This initial component is expected to be put into use early in 2010.

•	Ceradyne together with its Fortune 500 customer have developed several new products used in the fabrication of a new glass system.

•	Our long-time research efforts in the field of aluminum smelting are beginning to show promise. Recent orders in North America and interest expressed in China for our cathode product are encouraging.

•
The U.S. Marines have requested that our Ceradyne/Diaphorm division further develop the ECH (Enhanced Combat Helmet) design based on our original submission. Although we expect this will delay final evaluation by several months, we continue to expect a decision by early 2010.

Because of the uncertainty concerning some of our programs, we are establishing a wide range for our initial guidance for 2010 as follows:

•	Sales range from $380 million to $430 million
•	Earnings range from $0.60 to $1.05 per fully diluted share

This assumes an annual tax rate of 31% with fully diluted average shares of 25.8 million.”

Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss its third quarter 2009 results. To participate in the teleconference, please call toll free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the above start time and provide Conference ID 35999659. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:00 a.m. PDT today through 11:00 a.m. PDT on October 29, 2009. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 35999659.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.

-more-

CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
NET SALES	$107,954	$167,746	$302,993	$541,258
COST OF GOODS SOLD	79,329	101,082	227,717	327,504
Gross profit	28,625	66,664	75,276	213,754
OPERATING EXPENSES
Selling	6,758	8,443	20,643	24,966
General and administrative	10,779	11,703	30,976	35,208
Acquisition related charge	(795)	9,783	(795)	9,783
Research and development	2,862	4,527	9,512	10,979
Restructuring - plant closure and severance	88	-	11,931	-
Goodwill impairment	-	-	3,832	-
	19,692	34,456	76,099	80,936
INCOME (LOSS) FROM OPERATIONS	8,933	32,208	(823)	132,818
OTHER INCOME (EXPENSE):
Interest income	901	1,772	2,424	6,273
Interest expense	(1,520)	(1,977)	(5,469)	(5,891)
Gain on early extinguishment of debt	96	-	1,881	-
Loss on auction rate securities	(1,849)	(2,958)	(3,480)	(3,545)
Miscellaneous	(197)	382	(694)	1,702
	(2,569)	(2,781)	(5,338)	(1,461)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	6,364	29,427	(6,161)	131,357
PROVISION (BENEFIT) FOR INCOME TAXES	1,428	10,609	(595)	47,546
NET INCOME (LOSS)	$4,936	$18,818	$(5,566)	$83,811
BASIC INCOME (LOSS) PER SHARE	$0.19	$0.72	$(0.22)	$3.15
DILUTED INCOME (LOSS) PER SHARE	$0.19	$0.71	$(0.22)	$3.12
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	25,681	26,272	25,737	26,568
DILUTED	25,798	26,563	25,737	26,888

CERADYNE, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30, 2009	December 31, 2008
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$143,718	$215,282
Restricted cash	3,130	2,702
Short-term investments	78,739	6,140
Accounts receivable, net of allowances for doubtful accounts of $840
and $686 at September 30, 2009 and December 31, 2008, respectively	65,618	64,631
Other receivables	4,094	5,316
Inventories, net	98,751	101,017
Production tooling, net	13,620	14,563
Prepaid expenses and other	24,100	24,170
Deferred tax asset	15,290	11,967
TOTAL CURRENT ASSETS	447,060	445,788
PROPERTY, PLANT AND EQUIPMENT, net	247,363	251,928
LONG TERM INVESTMENTS	24,978	24,434
INTANGIBLE ASSETS, net	90,380	84,384
GOODWILL	44,096	45,324
OTHER ASSETS	2,512	2,669
TOTAL ASSETS	$856,389	$854,527

CURRENT LIABILITIES
Accounts payable	$30,577	$22,954
Accrued expenses	23,400	21,999
Income taxes payable	2,142	-
TOTAL CURRENT LIABILITIES	56,119	44,953
LONG-TERM DEBT	81,338	102,631
EMPLOYEE BENEFITS	21,071	19,088
OTHER LONG TERM LIABILITY	46,406	41,816
DEFERRED TAX LIABILITY	6,967	7,045
TOTAL LIABILITIES	211,901	215,533
COMMITMENTS AND CONTINGENCIES (Note 15)
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 25,680,354 and 25,830,374 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	257	259
Additional paid-in capital	163,089	163,291
Retained earnings	456,175	461,741
Accumulated other comprehensive income	24,967	13,703
TOTAL SHAREHOLDERS’ EQUITY	644,488	638,994
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$856,389	$854,527

CERADYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
	Nine Months Ended September 30,
	2009	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(5,566)	$83,811
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	28,649	30,122
Non cash interest expense on convertible debt	2,817	2,887
Gain on early extinguishment of debt	(1,880)	-
Payments of accreted interest on repurchased convertible debt	(2,956)	-
Deferred income taxes	(3,047)	(656)
Stock compensation	2,906	2,233
Loss on marketable securities	3,480	3,545
Goodwill impairment	3,832	-
Loss on equipment disposal	425	125
Change in operating assets and liabilities (net of effect of businesses acquired):
Accounts receivable, net	94	22,680
Other receivables	1,352	(3,597)
Inventories, net	5,387	(5,079)
Production tooling, net	995	2,597
Prepaid expenses and other assets	476	(18,129)
Accounts payable and accrued expenses	8,985	(5,456)
Income taxes payable	1,900	549
Other long term liability	(510)	10,350
Employee benefits	1,071	1,014
NET CASH PROVIDED BY OPERATING ACTIVITES	48,410	126,996

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(13,588)	(35,938)
Changes in restricted cash	(428)	(39)
Purchases of marketable securities	(136,173)	-
Proceeds from sales and maturities of marketable securities	64,051	21,700
Cash paid for acquisitions	(9,655)	(26,855)
Proceeds from sale of equipment	72	24
NET CASH USED IN INVESTING ACTIVITIES	(95,721)	(41,108)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock due to exercise of options	14	302
Excess tax benefit due to exercise of stock options	24	287
Shares repurchased	(5,099)	(34,919)
Reduction on long term debt	(20,239)	-
NET CASH USED IN FINANCING ACTIVITIES	(25,300)	(34,330)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1,047	(2,175)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(71,564)	49,383
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	215,282	155,103
CASH AND CASH EQUIVALENTS, END OF PERIOD	$143,718	$204,486
SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITIES:
Interest paid	$1,555	$1,744
Income taxes paid	$692	$62,692

##